Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF LIMELIGHT MEDIA GROUP, INC.

The undersigned officer of Limelight Media Group, Inc. does hereby certify that:

1.  The name of the corporation for which this Certificate of Amendment to the Articles of Incorporation is being filed is Limelight Media Group, Inc. (the “Corporation”).

2.  The original Articles of Incorporation of the Corporation, as subsequently amended, were filed on March 17, 1996 (the "Articles of Incorporation").

3.  The Articles of Incorporation of the Corporation shall be amended as follows:

A.  The total number of shares of Common Stock which the Corporation shall have authority to issue is 250,000,000 shares.

4.  This Certificate of Amendment to the Articles of Incorporation has been approved by the Board of Directors of the Corporation and by more than a majority of the outstanding stockholders of the Corporation. The number of shares entitled to vote on this Certificate of Amendment was 100,000,000 and the number of shares that voted in favor of this Certificate of Amendment was 60,000,000.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has hereunto set his hands this 6th day of January 2005.

_/s/ David V. Lott_______
Name: David V. Lott
Title:  Chief Executive Officer